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Exhibit 5.1

Letterhead of Blank Rome LLP

June 9, 2004

NeighborCare, Inc.
601 East Pratt Street
Baltimore, Maryland 21202

Re:
NeighborCare, Inc.
$250,000,000 6.875% Senior Subordinated Notes Due 2013

Ladies and Gentlemen:

        We acted as counsel to NeighborCare, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4 (the "Registration Statement") for the registration of (i) the issuance by the Company of up to $250,000,000 aggregate principal amount of 6.875% Senior Subordinated Notes due 2013 (the "Exchange Notes") and (ii) the guarantees (the "Guarantees") of the Exchange Notes (and the indebtedness evidenced by the Exchange Notes) granted by the subsidiaries of the Company listed on Exhibit A hereto (the "Subsidiary Guarantors"). The Exchange Notes will be issued in exchange for up to $250,000,000 aggregate principal amount of 6.875% Senior Subordinated Notes due 2013 (the "Restricted Notes") that were previously issued and sold in a transaction exempt from registration under the Securities Act. The Restricted Notes were, and the Exchange Notes will be, issued under the Indenture dated as of November 4, 2003 (the "Indenture") among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of SEC Regulation S-K.

        As a basis for rendering the opinions contained herein, we have examined only the following documents: the Registration Statement, the Indenture, the form of Exchange Notes, the form of Notation of Guarantee, resolutions of the boards of directors of the Company and the Subsidiary Guarantors and such other corporate records, agreements, documents and other instruments of the Company and the Subsidiary Guarantors as we have deemed relevant and necessary. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as certified copies and the correctness of all statements of fact contained therein. We have not performed any independent investigation other than the document examination described above. Our opinions are therefore qualified in all respects by the scope of that document examination.

        The opinions expressed herein are limited to the laws of the State of New York in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        For the purpose of this opinion letter, we have assumed that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee.

        Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act and the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended, we are of the opinion that:

        (i) the Exchange Notes, when duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to the holders of Restricted Notes in exchange therefor as contemplated by the Registration Statement, will constitute binding obligations of the Company; and

NeighborCare, Inc.
June 9, 2004

        (ii) the Guarantees, when duly executed by each of the Subsidiary Guarantors in accordance with the provisions of the Indenture, and when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the holders of Restricted Notes in exchange therefor as contemplated by the Registration Statement, will constitute binding obligations of each of the Subsidiary Guarantors.

        The opinions expressed herein are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including concepts of materiality, principles of commercial reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in a proceeding at law or in equity).

        The opinions expressed herein are given as of the date hereof. We assume no obligation to update or supplement the opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The opinions are strictly limited to the matters stated herein and no other or more extensive opinions are intended, implied or to be inferred beyond the matters expressly stated herein.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,
BLANK ROME LLP

NeighborCare, Inc.
June 9, 2004

Exhibit A
List of Guarantors

Accumed, Inc.
ASCO Healthcare of New England, Inc.
ASCO Healthcare of New England, Limited Partnership
ASCO Healthcare, Inc.
Automated Homecare System, LLC
Care4, L.P.
CareCard, Inc.
Compass Health Services, Inc.
Concord Pharmacy Services, Inc.
Delco Apothecary, Inc.
Eastern Medical Supplies, Inc.
Eastern Rehab Services, Inc.
Encare of Massachusetts, Inc.
Genesis Health Services Corporation t/b/n NeighborCare Services Corporation
Genesis Holdings, Inc. t/b/n NeighborCare Holdings, Inc.
Geneva Sub, Inc.
H.O. Subsidiary, Inc.
Health Concepts and Services, Inc.
HealthObjects Corporation
Horizon Medical Equipment and Supply, Inc.
Institutional Health Care Services, Inc.	Main Street Pharmacy, L.L.C.
Medical Services Group, Inc.
NeighborCare Home Medical Equipment, Inc.
NeighborCare Infusion Services, Inc.
NeighborCare of California, Inc.
NeighborCare of Indiana, Inc.
NeighborCare of Northern California, Inc.
NeighborCare of Ohio, Inc.
NeighborCare of Oklahoma, Inc.
NeighborCare of Texas, Inc.
NeighborCare of Virginia, Inc.
NeighborCare of Wisconsin, Inc.
NeighborCare Pharmacies, Inc.
NeighborCare Pharmacy of Oklahoma LLC
NeighborCare Pharmacy Services, Inc.
NeighborCare-Medisco, Inc.
NeighborCare-ORCA, Inc.
NeighborCare-TCI, Inc.
Professional Pharmacy Services, Inc.
Suburban Medical Services, Inc.
The Tidewater Healthcare Shared Services Group, Inc.

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  Exhibit 5.1
Exhibit A List of Guarantors